Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS THIRD QUARTER RESULTS

RESULTS REFLECT STRONG EARNINGS, REVENUE AND ORIGINATION GROWTH

Financial Highlights

•	EPS of $1.44, up from $1.02 in the prior year
•	Record new business volume of $11 billion, up 40%
•	Double digit growth in revenues, led by strong other revenues

        NEW YORK, October 18, 2006 — CIT Group Inc. (NYSE: CIT), a leading global provider of commercial and consumer finance solutions, today reported diluted earnings per share (EPS) of $1.44 for the quarter, up from $1.02 for the 2005 quarter. Net income available to common shareholders was $290.8 million and $211.4 million for the current and prior year quarters. For the nine months ended September 30, 2006, diluted earnings per share was $3.72 ($756.5 million), compared to $3.24 ($688.1 million) last year.

        Earnings improved on record loan and lease origination volume, broad-based asset growth, coupled with increased other revenue on strong syndication fees and lower taxes. These improvements were tempered by lower margins, higher credit provisioning and higher operating expenses. Additionally, the quarter included noteworthy items as follows:

•	Transportation Finance tax expense was reduced by $55.6 million, primarily due to the relocation and funding of aircraft assets to lower tax jurisdictions, resulting in a release of deferred income tax liabilities ($0.28 diluted EPS increase).
•	In conjunction with the relocation of the Transportation Finance aerospace assets, we incurred $3.6 million in after-tax debt prepayment charges ($0.02 diluted EPS decrease) on related higher cost debt.
•	We initiated a program in Transportation Finance to sell our remaining engines used to power older vintage, out-of-production aircraft totaling $20 million, along with certain types of non-strategic rail cars totaling $40 million. These assets were reclassified to held for sale and reduced to estimated fair value, resulting in an after-tax loss of approximately $9.2 million ($0.04 diluted EPS decrease).
•	In conjunction with certain Transportation Finance and Corporate Finance activities to consolidate operations and improve efficiency, we recorded a $5.5 million after-tax charge ($0.03 diluted EPS decrease).

        Excluding these items, total net revenue (net finance revenue after depreciation on operating lease equipment and other revenue) was $791.7 million, up 19% and 6% from last year and last quarter. Accordingly, EPS was $1.25, up 17% from comparable results in the prior year and 8% from the prior quarter. On the same basis, return on average common equity was 14.7% for the quarter, versus 14.7% last year and 14.1% last quarter.

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        “I am very pleased with our third quarter results, as we delivered double-digit earnings and revenue growth,” said Jeffrey M. Peek, Chairman and Chief Executive Officer of CIT.

        “We continued to leverage our origination platforms driving new business volume up 40% to a record $11 billion. Our broad-based revenue growth reflects a client-focused approach to sales and increased fee income, including record syndication fees. We are investing in building more scale globally as represented by our recent European acquisition announcement. Our focus on operational excellence is yielding results and I’m confident that our solid momentum will support continued growth of our global franchise.”

Consolidated Financial Highlights:

Total Net Revenue

•	Total net revenue was $770.9 million for the quarter ($791.7 million excluding noteworthy items), versus $655.2 million last year ($667.9 million) and $748.9 million last quarter, principally reflecting improved other revenue, including strong fee and other income, as well as higher syndication and participation fees.

Net Finance Revenue

•	Net finance revenue was up $1.1 million and $44.4 million from last quarter and last year due to asset growth.
•	Net finance revenue as a percentage of average earning assets was 2.99%, down from 3.16% last quarter and 3.41% last year, as yields on loans and operating leases improved but were offset by increased borrowing costs. The decline from last quarter was primarily due to the previously mentioned debt prepayment, lower yield related fees, along with a decline due to business mix and higher short-term interest rates. Year-to-date, net finance revenue was 3.17% for 2006 and 3.41% for 2005.
•	Operating lease net revenue was 6.53% of average operating leases, compared to 6.48% last quarter and 6.04% last year. The increasing trend reflects higher rents on aerospace and rail equipment. Through September 30, operating lease net revenues were 6.53% for 2006 and 5.95% for 2005.

Other Revenue

•	Other revenue increased to $324.7 million ($339.7 million excluding charges on certain transportation assets transferred to held for sale) from $303.5 million last quarter, and $239.5 million last year ($252.1 million excluding losses on derivatives that were terminated, gain on real estate investment sale, charges on transportation assets and manufactured housing assets held for sale and hurricane-related impairment on securitization retained interests). The revenue increases included strong fee and other income, higher syndication and participation fees in Corporate Finance, merger and advisory fees, and higher revenue in small business lending and home lending. For the nine months of 2006, other revenue totaled $888.3 million ($903.3 million excluding charges on transportation assets transferred to held for sale) compared to $848.6 million last year ($760.5 million excluding items noted above).

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Credit Quality

•	Net charge-offs were 0.47% of average finance receivables, up from 0.35% last quarter and essentially flat with last year. Year-to-date net charge-offs were 0.40%, down from 0.50% last year. In four of our five segments, net charge-offs were down or relatively flat. Net charge-offs in Trade Finance were higher, as we charged off an account that was classified as non-performing last quarter. Overall, net charge-offs continue to benefit from strong recoveries.
•	Total 60+ day owned delinquencies were 2.21% of finance receivables (1.86% excluding student lending) at September 30, 2006, up from 1.99% (1.78%) last quarter and 1.76% (1.62%) last year. Commercial loan delinquency was relatively stable, while the consumer delinquency increases reflect continued seasoning of the home and student lending portfolios. However, student loan delinquencies are not indicative of potential loss due to the underlying U.S. government guarantee.
•	Non-performing assets (non-accrual loans plus repossessed assets) were 1.44% of finance receivables (1.69% excluding student lending), compared to 1.39% (1.62%) last quarter and 1.28% (1.43%) last year. Non-performing asset levels reflect changes consistent with those discussed in the delinquency discussion above. Transportation Finance levels were lower as the prior year included bankrupt air carrier exposures that were subsequently charged-off.
•	The provision for credit losses was $72.5 million, versus $48.2 million last quarter and $69.9 million in the prior year quarter, which included a provision of $34.6 million for estimated hurricane losses.
•	The credit loss provision in excess of charge-offs was $12.6 million and $9.1 million for the quarter and nine months ended September 30, 2006, reflecting asset growth and higher delinquencies. These amounts compare to reserve reductions of $12.7 million and $23.2 million for the prior year periods (excluding specific prior year hurricane reserves).
•	The reserve for credit losses was 1.45% of finance receivables excluding student loans, compared to 1.51% last quarter, and 1.70% last year. The decline from last quarter reflects the seasonal growth in short-term factoring receivables and lower reserves required for impaired loans.

Salaries and General Operating Expenses

•	The efficiency ratio was 44.4% excluding the noteworthy items outlined previously (46.7% including items), compared to 46.0% last quarter and 42.9% last year. The ratio improved from last quarter as revenue gains outpaced expense growth. The deterioration versus prior year reflects the build out of our sales force, where incremental revenues typically lag the initial expense.
•	Total salaries and general operating expenses for the quarter were $351.7 million excluding the severance charge ($360.2 million including it) versus $344.8 million last quarter and $281.1 million a year ago. The September and June 2006 quarters include charges of $7.8 million and $6.6 million, respectively, relating to the expensing of stock options. The sequential increase is due to higher salary expense, partially offset by lower marketing, advertising and origination expense capitalization. Year-to-date increases over last year reflect higher investments made in sales and marketing, including incentive based compensation, and increases in occupancy, legal and professional fees.
•	Employee headcount totaled approximately 7,200 at September 30, 2006 up from 7,015 at June 30, 2006 and 6,165 at September 30, 2005. The increase from last quarter is due to additional sales personnel, as well as operational personnel to bring servicing in-house in student lending, growth of our international operations and general support personnel. The increase over last year is due to additions to our sales force and infrastructure, as well as acquisitions.

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Effective Tax Rate

•	The effective tax rate was 28.9%, compared to 31.4% last quarter and 34.6% last year. The rate reduction from last year reflects the continued relocation and funding of certain aerospace assets offshore, improved international earnings and lower state and local taxes. For the nine months, the effective tax rate was 30.7% compared to 35.0% last year. (The effective tax rates above exclude deferred tax liability releases and the other noteworthy items discussed previously). On this basis, we expect the on-going rate to approximate 31%.

Volume and Assets

•	Origination volume for the quarter, excluding factoring, increased 39.8% to a record $11.0 billion, due to strong originations across most businesses. Year-to-date origination volumes were up 37.7%.
•	Managed assets were $71.9 billion at September 30, 2006, up 6% from June 30, 2006 and 17% from last year. Commercial Finance grew 8% and 15% from last quarter and last year, reflecting broad-based growth in Corporate Finance, while Specialty Finance growth (4% and 21%) was driven by the consumer businesses.
•	The increase in held for sale assets reflects our on-going capital optimization initiatives.

Segment Results:

        Certain expenses are not allocated to the operating segments. These non-allocated expenses, which are reported in Corporate and Other, consist primarily of the following: (1) provisions for credit losses in excess of net-charge-offs; (2) equity-based compensation; and (3) certain funding costs, as the segment results reflect debt transfer pricing that matches assets and liabilities from an interest rate and maturity perspective.

Corporate and other

•	Corporate and other includes third quarter expenses not allocated to segments such as: stock option expense of $7.8 million, $7.5 million in dividends on preferred securities, a $20 million provision for credit losses, and the previously mentioned severance charge.
•	The higher Corporate and other losses in 2006 reflect higher unallocated operating expenses, as well as a $115 million pre-tax gain on a sale of a real estate investment in 2005.
•	Corporate and other expenses reduced return on equity by approximately 4% for the third quarter and 5% for the prior quarter. The decrease from last quarter was due to lower unallocated expenses, principally staff costs. The dampening of return on equity related to corporate expenses was significantly lower in 2005 due to last year’s gain on sale of a real estate investment and lower unallocated funding costs.

Specialty Finance Group

Vendor Finance

•	Total net revenues increased to $221.6 million from $188.0 million ($208.0 million excluding a charge related to receivables transferred to held for sale) last year, but declined from $226.0 million last quarter.
•	Net finance revenue after depreciation was essentially flat to last quarter and down 15 basis points (“bps”) from last year, which included revenues related to non-strategic assets with high

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margins that were sold in the fourth quarter. Net finance revenue declined to $124.9 million from $127.1 million last quarter and $139.1 million last year.
•	Other revenue increased 40% from last year, reflecting strong asset sale and syndication activity in our global operations.
•	Credit metrics remained strong. Net charge-offs improved from last year in the U.S., offset by higher international charge-offs. Both delinquencies and non-performings were relatively flat to prior quarter and down from last year.
•	New business volume, excluding Dell in the U.S., grew 7% over last year on the addition of new vendors and increased penetration of existing relationships around the world. Dell volumes declined due to lower overall Dell financed sales volumes. Volume from the international operations grew 18%.
•	Return on risk-adjusted capital was 23.5% versus 19.9% (23.9% excluding the item above) in 2005.

Consumer and Small Business Lending

•	Total net revenues increased to $144.7 million from $103.7 million last year and $127.1 million last quarter.
•	Net finance revenue was down 12 bps from prior quarter and 23 bps from last year primarily due to higher growth in Student Loan Xpress. Net finance revenue increased to $86.1 million from $84.7 million last quarter and $64.2 million last year.
•	Other revenue was up 48% on gains from loan sales and syndications.
•	Net charge-offs as a percentage of average finance receivables were down from last year. Delinquencies and non-performing assets increased due to portfolio seasoning.
•	New business volume increased 60% over last year on strong originations at Student Loan Xpress. Student Loan Xpress is the preferred lender at approximately 1,200 schools, up from 817 last year.
•	Return on risk-adjusted capital was 16.7% versus 11.4% in 2005.

Commercial Finance Group

Corporate Finance

•	Total net revenues increased to $232.4 million from $162.9 million last year and $194.1 million last quarter.
•	Net finance revenue after depreciation decreased 29 bps from prior quarter as yield related and prepayment fees were lower. The net finance revenue percentage was essentially flat with the prior year. Net finance revenue increased to $136.0 million from $135.7 million last quarter and $106.5 million last year.
•	Other revenue increased $38.0 million, 65%, over last quarter and $40.0 million, 71%, over prior year on higher fee income, including syndication and participation fees in communications, media and entertainment and healthcare, along with higher advisory fees.
•	Net charge-offs remained low, as recoveries mostly offset charge-offs. Delinquencies and non-performing assets trended up slightly.
•	Volume was up over 100% from last year and up across all businesses, led by healthcare.
•	Return on risk adjusted capital was 17.6% up from 16.4% last year.

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Transportation Finance

•	Total net revenues were $61.8 million ($82.6 million excluding loss on assets transferred to held for sale and the debt prepayment charge) versus $73.3 million last year (excluding loss on out of production aircraft), and $96.5 million last quarter.
•	Net finance revenue after depreciation increased 5 bps from last quarter, excluding the charge to prepay debt associated with transferring planes into our international operations. Net finance revenue decreased 9 bps from last year, which included a large prepayment fee. Rental rates continue to improve on aerospace and rail leases and our fleet remains nearly fully utilized. Net finance revenue declined to $59.8 million from $63.3 million last quarter and $62.1 million last year. Net finance revenue increased to $65.6 million (excluding the prepayment charge) from $63.3 million last quarter but was down from $62.1 million last year, which included a large prepayment fee.
•	Other revenue was down $31 million from last quarter as insurance proceeds were included in last quarter and the current quarter includes a $15 million write down on assets transferred to held for sale. Excluding the write down, other revenue was up 50% over prior year.
•	Credit metrics remained strong. There were no charge-offs for the quarter, while delinquencies and non-performing accounts were down from last quarter and last year. Last year included two large bankrupt aerospace carriers.
•	Aircraft demand remains solid as all aircraft are on contract. During the quarter we announced the purchase of five additional aircraft.
•	Return on risk-adjusted capital improved to 15.4% (excluding the noteworthy items) from 12.0% last year, reflecting improved aerospace profitability.

Trade Finance

•	Total net revenues increased to $117.1 million from $113.1 million last year and $106.9 million last quarter.
•	Net finance revenue decreased 28 bps from the prior quarter reflecting seasonality in receivable balances and cash collections, but was up 56 bps from the prior year. Net finance revenue increased to $39.8 million from approximately $37 million last quarter and last year.
•	Other revenue was up $8 million over prior quarter on seasonal volume growth and flat to prior year, as volume growth was offset by lower commission rates.
•	Net charge-offs were up from last quarter, as we wrote down an account that was classified as non-performing last quarter. Delinquencies and non-performing accounts were down from last quarter.
•	The prior quarter European acquisition helped increase factored volumes versus last quarter and last year.
•	Return on risk adjusted capital declined to 24.8% from 27.2% last year.

Conference Call and Webcast:

        We will discuss this quarter’s results, as well as ongoing strategy, on a conference call and audio web cast today at 11:00 am (ET). Interested parties may access the conference call live today by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers, and reference access code 96298972 or access the audio web cast at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm (ET) October 25, 2006, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 45039064, or at the following website: http://ir.cit.com.

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About CIT:

        CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has more than $70 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in cash flow lending, vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has more than 7,000 employees in locations throughout North America, Europe, Latin America, and Asia Pacific. www.CIT.com

Forward-Looking Statements:

        This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

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Contact:

Investor Relations	Steven Klimas	Vice President	(973) 535-3769

Media Relations	C. Curtis Ritter	Director of External Communications & Media Relations	(212) 461-7711 Curt.Ritter@CIT.com

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CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED INCOME STATEMENTS
(dollars in millions, except per share data)

	Quarters Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Finance revenue	$1,471.5	$1,379.3	$1,153.7	$4,145.4	$3,282.4
Interest expense	768.8	677.7	495.4	2,044.8	1,354.7

Net finance revenue	702.7	701.6	658.3	2,100.6	1,927.7
Depreciation on operating lease equipment	256.5	256.2	242.6	762.1	721.4

Net finance revenue after depreciation on operating lease equipment	446.2	445.4	415.7	1,338.5	1,206.3
Provision for credit losses	72.5	48.2	69.9	154.0	162.4

Finance revenue, net of interest expense, depreciation, and credit provision	373.7	397.2	345.8	1,184.5	1,043.9
Other revenue	324.7	303.5	239.5	888.3	848.6

Total revenue, net of interest expense, depreciation and credit provision	698.4	700.7	585.3	2,072.8	1,892.5
Salaries and general operating expenses	351.7	344.8	281.1	1,019.6	813.9
Provision for restructuring	8.5	—	—	19.6	25.2

Income before provision for income taxes	338.2	355.9	304.2	1,033.6	1,053.4
Provision for income taxes	(39.7)	(111.9)	(86.8)	(252.9)	(357.3)
Minority interest, after tax	(0.2)	(0.5)	(0.8)	(1.5)	(2.8)

Net income before preferred stock dividends	298.3	243.5	216.6	779.2	693.3
Preferred stock dividends	(7.5)	(7.5)	(5.2)	(22.7)	(5.2)

Net income available to common stockholders	$290.8	$236.0	$211.4	$756.5	$688.1

Per common share data
Basic earnings per share	$1.46	$1.18	$1.04	$3.80	$3.31
Diluted earnings per share	$1.44	$1.16	$1.02	$3.72	$3.24
Number of shares - basic (thousands)	198,724	199,189	203,103	199,113	208,088
Number of shares - diluted (thousands)	202,151	203,923	207,952	203,498	212,580

Other Revenue
Fees and other income	$140.1	$144.6	$110.3	$412.9	$336.6
Factoring commissions	61.3	55.9	63.5	173.0	174.6
Gains on receivable sales and syndication fees	88.8	63.1	39.3	192.5	130.4
Gains on sales of leasing equipment	36.1	33.2	20.7	90.7	64.2
Gains on securitizations	13.6	6.5	11.3	33.7	34.2
Gain on sale of real estate investment	—	—	115.0	—	115.0
Charges related to transportation assets transferred to held for sale	(15.0)	—	(86.6)	(15.0)	(86.6)
Charge related to manufactured housing assets held for sale	—	—	(20.0)	—	(20.0)
(Loss)/gain on derivatives	—	—	(14.3)	—	65.8
Gain on sale of business aircraft portfolio	—	—	—	—	22.0
(Loss)/gain on venture capital investments	(0.2)	0.2	0.3	0.5	12.4

Total other revenue	$324.7	$303.5	$239.5	$888.3	$848.6

Fees and other income primarily includes servicing fees and structuring and advisory fees.

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CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30, 2006	December 31, 2005
ASSETS
Financing and leasing assets:
Finance receivables	$53,161.0	$44,294.5
Reserve for credit losses	(658.8)	(621.7)

Net finance receivables	52,502.2	43,672.8
Operating lease equipment, net	10,472.5	9,635.7
Financing and leasing assets held for sale	1,768.5	1,620.3
Cash and cash equivalents	3,344.3	3,658.6
Retained interests in securitizations and other investments	1,146.1	1,152.7
Goodwill and intangible assets, net	1,028.0	1,011.5
Other assets	2,928.0	2,635.0

Total Assets	$73,189.6	$63,386.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt:
Commercial paper	$4,662.5	$5,225.0
Deposits	2,210.3	261.9
Variable-rate senior unsecured notes	18,376.0	15,485.1
Fixed-rate senior unsecured notes	26,802.1	22,591.7
Non-recourse secured borrowings - student lending	4,182.9	4,048.8
Preferred capital securities	250.7	252.0

Total debt	56,484.5	47,864.5
Credit balances of factoring clients	4,318.7	4,187.8
Accrued liabilities and payables	4,788.8	4,321.8

Total Liabilities	65,592.0	56,374.1
Minority interest	38.4	49.8
Stockholders’ Equity:
Preferred stock	500.0	500.0
Common stock	2.1	2.1
Paid-in capital	10,656.4	10,632.9
Accumulated deficit	(3,057.2)	(3,691.4)
Accumulated other comprehensive income	165.5	115.2
Less: Treasury stock, at cost	(707.6)	(596.1)

Total Common Stockholders’ Equity	7,059.2	6,462.7

Total Stockholders’ Equity	7,559.2	6,962.7

Total Liabilities and Stockholders’ Equity	$73,189.6	$63,386.6

Other Assets
Investments in and receivables from non-consolidated subsidiaries	$523.2	$549.8
Accrued interest and receivables from derivative counterparties	566.0	350.2
Deposits on commercial aerospace flight equipment	474.1	317.4
Prepaid expenses	142.2	145.9
Repossessed assets and off-lease equipment	110.3	80.7
Furniture and fixtures, miscellaneous receivables and other assets	1,112.2	1,191.0

	$2,928.0	$2,635.0

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CIT GROUP INC. AND SUBSIDIARIES
OWNED AND MANAGED ASSET COMPOSITION
(dollars in millions)

	September 30, 2006	June 30, 2006	September 30, 2005
Specialty Finance Group
Vendor Finance(2)
Finance receivables	$7,199.3	$7,322.3	$7,395.2
Operating lease equipment, net	979.4	1,038.4	1,116.7
Financing and leasing assets held for sale	627.3	527.2	912.8

Owned assets	8,806.0	8,887.9	9,424.7
Finance receivables securitized and managed by CIT	3,830.4	3,840.8	3,996.2

Managed assets	12,636.4	12,728.7	13,420.9

Consumer and Small Business Lending(2)
Finance receivables - home lending	9,800.4	9,263.2	6,447.5
Finance receivables - education lending	7,772.1	6,929.3	4,396.1
Finance receivables - small business lending	1,112.7	1,262.4	1,209.9
Finance receivables - other	490.4	436.4	289.9
Financing and leasing assets held for sale	570.3	505.0	724.4

Owned assets	19,745.9	18,396.3	13,067.8
Home lending finance receivables securitized and managed by CIT	675.2	723.8	911.4

Managed assets	20,421.1	19,120.1	13,979.2

Commercial Finance Group
Corporate Finance(1)
Finance receivables	17,774.1	16,178.6	13,439.2
Operating lease equipment, net	170.4	167.3	185.2
Financing and leasing assets held for sale	422.3	211.8	105.9

Owned assets	18,366.8	16,557.7	13,730.3
Finance receivables securitized and managed by CIT	2,005.0	2,121.3	2,631.8

Managed assets	20,371.8	18,679.0	16,362.1

Transportation Finance
Finance receivables	1,527.1	1,474.4	2,118.5
Operating lease equipment, net	9,322.7	9,377.9	7,882.5
Financing and leasing assets held for sale	148.6	67.6	105.3

Owned assets	10,998.4	10,919.9	10,106.3

Trade Finance
Finance receivables	7,484.9	6,439.5	7,388.9
Financing and leasing assets held for sale	—	29.0	—

Owned assets	7,484.9	6,468.5	7,388.9

Other - Equity Investments	28.0	27.8	31.1

Total
Finance receivables	$53,161.0	$49,306.1	$42,685.2
Operating lease equipment, net	10,472.5	10,583.6	9,184.4
Financing and leasing assets held for sale	1,768.5	1,340.6	1,848.4

Financing and leasing assets excl. equity investments	65,402.0	61,230.3	53,718.0
Equity investments (included in other assets)	28.0	27.8	31.1

Owned assets	65,430.0	61,258.1	53,749.1
Finance receivables securitized and managed by CIT	6,510.6	6,685.9	7,539.4

Managed assets	$71,940.6	$67,944.0	$61,288.5

(1)	During the first quarter of 2006, the assets of Equipment Finance were transferred to Corporate Finance. At the same time, a portfolio of approximately $350 million of vendor related assets that were part of Equipment Finance, were transferred to Vendor Finance. Prior year data has been conformed for the transfer to Corporate Finance, but not the portfolio asset transfer to Vendor Finance.
(2)	During the first quarter of 2006, Small Business Lending was transferred from Vendor Finance to Consumer. Prior periods have been conformed to this presentation.

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CIT GROUP INC. AND SUBSIDIARIES
SEGMENT DATA
(dollars in millions)

	Quarters Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Specialty Finance Group
Vendor Finance
Net finance revenue	$261.0	$264.5	$282.1	$791.9	$838.2
Depreciation on operating lease equipment	136.1	137.4	143.0	410.0	426.5
Provision for credit losses	14.6	15.7	17.6	43.2	49.7
Other revenue	96.7	98.8	48.9	280.3	192.9
Total revenue, net of interest expense, depreciation and credit provision	207.0	210.2	170.4	619.0	554.9
Provision for income taxes	(50.3)	(42.9)	(32.0)	(137.3)	(114.3)
Net income	66.1	81.2	59.5	221.7	193.7
Return on risk-adjusted capital	23.5%	28.3%	19.9%	25.8%	21.1%
New business volume	$2,039.0	$2,063.9	$2,622.3	$6,052.0	$7,224.5

Consumer and Small Business Lending
Net finance revenue	$86.1	$84.7	$64.2	$251.5	$176.6
Provision for credit losses	20.2	17.4	15.3	53.1	44.8
Other revenue	58.6	42.4	39.5	140.1	111.4
Total revenue, net of interest expense, depreciation and credit provision	124.5	109.7	88.4	338.5	243.2
Provision for income taxes	(28.9)	(18.7)	(16.1)	(66.2)	(47.9)
Net income	48.3	31.7	25.4	110.4	73.2
Return on risk-adjusted capital	16.7%	11.6%	11.4%	13.4%	12.3%
New business volume	$4,251.0	$3,486.7	$2,656.3	$11,569.2	$6,745.6

Total Specialty Finance Group
Net finance revenue	$347.1	$349.2	$346.3	$1,043.4	$1,014.8
Depreciation on operating lease equipment	136.1	137.4	143.0	410.0	426.5
Provision for credit losses	34.8	33.1	32.9	96.3	94.5
Other revenue	155.3	141.2	88.4	420.4	304.3
Total revenue, net of interest expense, depreciation and credit provision	331.5	319.9	258.8	957.5	798.1
Provision for income taxes	(79.2)	(61.6)	(48.1)	(203.5)	(162.2)
Net income	114.4	112.9	84.9	332.1	266.9
Return on risk-adjusted capital	20.0%	19.9%	16.1%	19.5%	17.6%
New business volume	$6,290.0	5,550.6	$5,278.6	$17,621.2	$13,970.1

Corporate and Other
Net finance revenue	$(0.4)	$(2.6)	$6.8	$(1.0)	$37.8
Provision for credit losses	20.0	12.2	28.2	32.2	25.6
Other revenue	(6.3)	1.0	94.1	(4.8)	203.4
Total revenue, net of interest expense, depreciation and credit provision	(26.7)	(13.8)	72.7	(38.0)	215.7
Provision for income taxes	58.2	23.7	(12.1)	115.5	(20.4)
Net income (loss)	(60.1)	(66.4)	4.0	(170.0)	12.7

11

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT DATA
(dollars in millions)

	Quarters Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Commercial Finance Group
Corporate Finance
Net finance revenue	$143.5	$143.6	$116.1	$412.4	$355.3
Depreciation on operating lease equipment	7.5	7.9	9.6	24.0	37.1
Provision for credit losses	1.4	(3.6)	0.2	(3.9)	21.2
Other revenue	96.4	58.4	56.4	214.8	190.0
Total revenue, net of interest expense, depreciation and credit provision	231.0	197.7	162.7	607.1	487.0
Provision for income taxes	(53.6)	(42.1)	(41.9)	(136.9)	(127.3)
Net income	93.3	80.0	68.3	240.5	208.9
Return on risk-adjusted capital	17.6%	16.2%	16.4%	16.2%	16.4%
New business volume	$4,261.1	$3,654.7	$1,926.7	$10,353.8	$6,045.4

Transportation Finance
Net finance revenue	$172.7	$174.2	$152.1	$531.8	$421.1
Depreciation on operating lease equipment	112.9	110.9	90.0	328.1	257.9
Provision for credit losses	—	1.4	2.3	1.4	2.7
Other revenue	2.0	33.2	(75.4)	41.2	(61.5)
Total revenue, net of interest expense, depreciation and credit provision	61.8	95.1	(15.6)	243.5	99.0
Provision for income taxes	60.8	(6.0)	44.6	49.9	30.3
Net income	100.6	66.7	5.8	225.2	71.3
Return on risk-adjusted capital	26.8%	18.1%	1.7%	20.4%	7.4%
New business volume	$458.9	$785.7	$669.9	$1,741.7	$1,562.8

Trade Finance
Net finance revenue	$39.8	$37.2	$37.0	$114.0	$98.7
Provision for credit losses	16.3	5.1	6.3	28.0	18.4
Other revenue	77.3	69.7	76.0	216.7	212.4
Total revenue, net of interest expense, depreciation and credit provision	100.8	101.8	106.7	302.7	292.7
Provision for income taxes	(25.9)	(25.9)	(29.3)	(77.9)	(77.7)
Net income	42.6	42.8	48.4	128.7	128.3
Return on risk-adjusted capital	24.8%	26.5%	27.2%	26.0%	25.8%
New business volume	$171.7	$127.5	$108.2	$428.8	$216.5

Total Commercial Finance Group
Net finance revenue	$356.0	$355.0	$305.2	$1,058.2	$875.1
Depreciation on operating lease equipment	120.4	118.8	99.6	352.1	295.0
Provision for credit losses	17.7	2.9	8.8	25.5	42.3
Other revenue	175.7	161.3	57.0	472.7	340.9
Total revenue, net of interest expense, depreciation and credit provision	393.6	394.6	253.8	1,153.3	878.7
Provision for income taxes	(18.7)	(74.0)	(26.6)	(164.9)	(174.7)
Net income	236.5	189.5	122.5	594.4	408.5
Return on risk-adjusted capital	22.0%	18.5%	13.0%	19.3%	14.9%
New business volume	$4,891.7	$4,567.9	2,704.8	$12,524.3	$7,824.7

12

CIT GROUP INC. AND SUBSIDIARIES
CREDIT METRICS
(dollars in millions)

	Quarters Ended						Nine Months Ended
	September 30, 2006		June 30, 2006		September 30, 2005		September 30, 2006		September 30, 2005
Net Credit Losses - Owned as a Percentage of Average Finance Receivables
Vendor Finance	$ 15.3	0.84%	$ 16.7	0.89%	$ 18.0	0.95%	$ 45.8	0.82%	$ 51.4	0.88%
Consumer and Small Business Lending	26.9	0.58%	24.1	0.56%	21.2	0.70%	72.6	0.56%	57.8	0.73%

Total Specialty Finance Group	42.2	0.65%	40.8	0.66%	39.2	0.79%	118.4	0.64%	109.2	0.79%

Corporate Finance	1.4	0.03%	(5.4)	-0.14%	0.2	0.01%	(3.7)	-0.02%	20.7	0.21%
Transportation Finance	—	—	1.4	0.36%	2.3	0.39%	1.4	0.11%	2.7	0.15%
Trade Finance	16.3	0.95%	5.8	0.35%	6.3	0.36%	28.8	0.58%	18.4	0.37%

Total Commercial Finance Group	17.7	0.28%	1.8	0.03%	8.8	0.16%	26.5	0.16%	41.8	0.25%

Total	$ 59.9	0.47%	$ 42.6	0.35%	$ 48.0	0.46%	$ 144.9	0.40%	$151.0	0.50%

Net Credit Losses - Managed as a Percentage of Average Managed Finance Receivables
Vendor Finance	$ 22.9	0.83%	$ 25.6	0.91%	$ 27.7	0.98%	$ 70.2	0.83%	$ 80.9	0.94%
Consumer and Small Business Lending	31.1	0.64%	31.1	0.70%	29.4	0.89%	90.4	0.67%	78.1	0.89%

Total Specialty Finance Group	54.0	0.71%	56.7	0.78%	57.1	0.93%	160.6	0.73%	159.0	0.92%

Corporate Finance	3.2	0.07%	(2.9)	-0.06%	2.8	0.07%	1.6	0.03%	32.2	0.27%
Transportation Finance	—	—	1.4	0.36%	2.3	0.39%	1.4	0.11%	2.7	0.15%
Trade Finance	16.3	0.95%	5.8	0.35%	6.3	0.36%	28.8	0.58%	18.4	0.37%

Total Commercial Finance Group	19.5	0.28%	4.3	0.07%	11.4	0.18%	31.8	0.17%	53.3	0.29%

Total	$ 73.5	0.51%	$ 61.0	0.44%	$ 68.5	0.56%	$ 192.4	0.46%	$212.3	0.59%

	September 30, 2006		June 30, 2006		September 30, 2005
Finance Receivables Past Due 60 days or more - Owned as a Percentage of Finance Receivables
Vendor Finance	$ 210.5	2.92%	$ 213.3	2.91%	$260.9	3.53%
Consumer and Small Business Lending	723.8	3.77%	546.2	3.05%	325.5	2.64%

Total Specialty Finance Group	934.3	3.54%	759.5	3.01%	586.4	2.97%

Corporate Finance	117.0	0.66%	87.0	0.54%	106.0	0.79%
Transportation Finance	16.0	1.04%	18.7	1.27%	21.6	1.02%
Trade Finance	105.5	1.41%	117.5	1.82%	36.6	0.50%

Total Commercial Finance Group	238.5	0.89%	223.2	0.93%	164.2	0.72%

Total	$1,172.8	2.21%	$ 982.7	1.99%	$750.6	1.76%

Non-performing Assets - Owned as a Percentage of Finance Receivables
Vendor Finance	$ 87.2	1.21%	$ 101.2	1.38%	$119.2	1.61%
Consumer and Small Business Lending	379.4	1.98%	297.5	1.66%	190.0	1.54%

Total Specialty Finance Group	466.6	1.77%	398.7	1.58%	309.2	1.57%

Corporate Finance	221.0	1.24%	196.9	1.22%	134.3	1.00%
Transportation Finance	8.3	0.54%	10.5	0.71%	96.7	4.56%
Trade Finance	69.8	0.93%	79.5	1.23%	6.4	0.09%

Total Commercial Finance Group	299.1	1.12%	286.9	1.19%	237.4	1.03%

Total	$ 765.7	1.44%	$ 685.6	1.39%	$546.6	1.28%

Finance Receivables Past Due 60 days or more - Managed as a Percentage of Managed Financial Assets
Vendor Finance	$ 337.9	2.90%	$ 309.1	2.64%	$357.3	2.90%
Consumer and Small Business Lending	783.9	3.84%	611.3	3.20%	411.3	2.94%

Total Specialty Finance Group	1,121.8	3.50%	920.4	2.99%	768.6	2.92%

Corporate Finance	137.6	0.68%	90.6	0.49%	125.5	0.78%
Transportation Finance	16.0	0.95%	18.7	1.21%	21.6	0.97%
Trade Finance	105.5	1.41%	117.5	1.82%	36.6	0.50%

Total Commercial Finance Group	259.1	0.88%	226.8	0.86%	183.7	0.71%

Total	$1,380.9	2.25%	$ 1,147.2	2.00%	$952.3	1.83%

13

CIT GROUP INC. AND SUBSIDIARIES
RATIOS AND OTHER DATA
(dollars in millions, except per share data)

	Quarters Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Profitability
Net finance revenue as a percentage of AEA	2.99%	3.16%	3.41%	3.17%	3.41%
Net finance revenue after provision as a percentage of AEA	2.51%	2.82%	2.84%	2.80%	2.95%
Salaries and general operating expenses as a percentage of AMA	2.18%	2.19%	2.01%	2.20%	2.05%
Efficiency ratio(1)	44.4%	46.0%	42.0%	45.4%	41.4%
Return on average common stockholders’ equity	16.9%	14.1%	13.8%	15.1%	14.8%
Return on average tangible common stockholders’ equity	19.9%	16.6%	16.4%	17.8%	17.1%
Return on AEA	1.95%	1.68%	1.73%	1.79%	1.95%
Return on AMA	1.76%	1.50%	1.51%	1.60%	1.68%

See “Non-GAAP Disclosures” for additional information regarding profitability ratio and metric comparisons.

(1)	Including the restructuring charge, debt termination charges and charges on assets transferred to held for sale, the efficiency ratio was 46.7% for both the quarter and nine months ended September 30, 2006. On a similar basis, the prior year balances were 42.9% and 40.8% for the quarter and nine months ended September 30, 2005.

Average Assets
Average Finance Receivables (AFR)	$ 51,503.3	$ 48,393.8	$ 42,086.4	$ 48,514.6	$ 40,547.2
Average Earning Assets (AEA)	59,616.2	56,296.3	48,781.2	56,331.0	47,091.0
Average Managed Assets (AMA)	66,109.3	63,032.6	56,011.0	63,098.3	54,466.8
Average Operating Leases (AOL)	10,619.5	10,481.9	8,878.7	10,312.7	8,597.2
Average Common Stockholders’ Equity	6,881.0	6,715.9	6,125.0	6,691.6	6,184.2
Average Tangible Common Stockholders’ Equity	5,849.5	5,691.7	5,166.0	5,665.6	5,350.7

	September 30, 2006	June 30, 2006	September 30, 2005
Capital and Leverage
Total tangible stockholders’ equity to managed assets	9.36%	9.59%	9.50%
Tangible book value per common share	$ 30.07	$ 29.04	$ 25.33

Reserve for Credit Losses
Reserve for credit losses as a percentage of finance receivables	1.24%	1.29%	1.53%
Reserve for credit losses as a percentage of finance receivables, excluding student loans	1.45%	1.51%	1.70%
Reserve for credit losses as a percentage of finance receivables past due 60 days or more	56.2%	64.9%	87.0%
Reserve for credit losses as a percentage of non-performing assets	86.0%	93.1%	119.4%

14

CIT GROUP INC. AND SUBSIDIARIES
Aerospace Portfolio Data
(dollars in millions unless specified)

	September 30, 2006(2)	June 30, 2006(2)	September 30, 2005(2)
Total Aerospace Portfolio:
Financing and leasing assets
Commercial	$6,357.2	$6,350.0	$5,533.5
Regional	$ 173.4	$ 178.3	$ 291.4
Number of planes:
Commercial	210	214	208
Regional	69	72	117

	September 30, 2006		June 30, 2006		September 30, 2005
	Net Investment	Number	Net Investment	Number	Net Investment	Number
Commercial Aerospace Portfolio:
By Region:
Europe	$2,762.1	87	$2,708.8	86	$2,217.2	72
U.S. and Canada	887.3	36	905.5	41	1,061.4	59
Asia Pacific	1,494.3	50	1,509.0	50	1,467.6	50
Latin America	849.9	28	859.6	28	531.7	21
Africa / Middle East	363.6	9	367.1	9	255.6	6

Total	$6,357.2	210	$6,350.0	214	$5,533.5	208

By Manufacturer:
Boeing	$2,832.3	114	$2,750.0	114	$2,603.7	124
Airbus	3,507.3	93	3,571.7	94	2,886.6	76
Other	17.6	3	28.3	6	43.2	8

Total	$6,357.2	210	$6,350.0	214	$5,533.5	208

By Body Type (1):
Narrow body	$4,918.6	171	$4,896.9	172	$4,091.6	163
Intermediate	1,243.0	26	1,244.2	26	1,101.8	21
Wide body	178.0	10	180.6	10	296.9	16
Other	17.6	3	28.3	6	43.2	8

Total	$6,357.2	210	$6,350.0	214	$5,533.5	208

By Product:
Operating lease	$5,883.0	189	$5,968.0	190	$4,799.2	168
Leverage lease (other)	148.2	5	148.5	5	342.6	12
Leverage lease (tax optimized)	68.2	2	90.2	5	182.5	8
Capital lease	155.6	6	69.3	3	126.3	6
Loan	102.2	8	74.0	11	82.9	14

Total	$6,357.2	210	$6,350.0	214	$5,533.5	208

Off-lease aircraft	—		1		2
Number of accounts	94		97		97
Weighted average age of fleet (years)	6		6		6
Largest customer net investment	$ 291.6		$ 294.7		$279.3

New Aircraft Delivery Order Book (dollars in billions)
For the Years Ending December 31,
2005 (Remaining 2005)	$ —	—	$ —	—	$ 0.2	6
2006 (Remaining 2006)	0.4	8	0.4	8	0.9	19
2007	1.3	26	1.2	26	0.6	14
2008	1.4	24	1.1	21	0.7	18
Thereafter	1.8	21	0.6	5	0.5	5

Total	$ 4.9	79	$ 3.3	60	$ 2.9	62

(1)	Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.
(2)	Balances include aircraft held for sale.

15

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures
(dollars in millions)

	September 30, 2006	June 30, 2006	September 30, 2005
Managed assets (1):
Finance receivables	$ 53,161.0	$ 49,306.1	$ 42,685.2
Operating lease equipment, net	10,472.5	10,583.6	9,184.4
Financing and leasing assets held for sale	1,768.5	1,340.6	1,848.4
Equity and venture capital investments (included in other assets)	28.0	27.8	31.1

Total financing and leasing portfolio assets	65,430.0	61,258.1	53,749.1
Securitized assets	6,510.6	6,685.9	7,539.4

Managed assets	$ 71,940.6	$ 67,944.0	$ 61,288.5

Earning assets (2):
Total financing and leasing portfolio assets	$ 65,430.0	$ 61,258.1	$ 53,749.1
Credit balances of factoring clients	(4,318.7)	(3,702.8)	(4,267.1)

Earning assets	$ 61,111.3	$ 57,555.3	$ 49,482.0

Tangible equity (3):
Total equity	$ 7,059.2	$ 6,910.9	$ 6,111.8
Other comprehensive income relating to derivative financial instruments	(30.1)	(99.9)	(15.5)
Unrealized gain on securitization investments	(15.2)	(12.0)	(20.5)
Goodwill and intangible assets	(1,028.0)	(1,033.6)	(1,003.8)

Tangible common equity	5,985.9	5,765.4	5,072.0
Preferred stock	500.0	500.0	500.0
Preferred capital securities	250.7	251.2	252.5

Tangible equity	$ 6,736.6	$ 6,516.6	$ 5,824.5

Debt, net of overnight deposits (4):
Total debt	$ 56,484.5	$ 52,235.4	$ 44,899.3
Overnight deposits	(2,349.7)	(1,439.2)	(962.0)
Preferred capital securities	(250.7)	(251.2)	(252.5)

Debt, net of overnight deposits	$ 53,884.1	$ 50,545.0	$ 43,684.8

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1)	Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2)	Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3)	Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive losses and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4)	Debt, net of overnight deposits is utilized in certain leverage ratios. Overnight deposits are excluded from these calculations, as these amounts are retained by the Company to repay debt. Overnight deposits are reflected in both debt and cash and cash equivalents.

16